January 9, 2013

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated January 8, 2013 for the event that occurred on January 8, 2013, to be filed by our former client, La Jolla Pharmaceutical Company. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP